Exhibit 10.15

LEASE

SANTA CLARA, LLC

a California limited liability company

Landlord

and

PSYOP, INC.,

a New York corporation

Tenant

Dated as of

November 1, 2007

i

LEASE

THIS LEASE (this “Lease”) made as of the 1st day of November, 2007, by and between Santa Clara, LLC, a California limited liability company (hereinafter referred to as “Landlord”), and PSYOP, Inc., a New York corporation (hereinafter referred to as “Tenant”).

WITNESSETH:

ARTICLE I

PREMISES

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon and subject to the terms and provisions of this Lease, the area (“demised premises”) in a building (the “Building”) constructed on the parcel of land located in the City of Los Angeles County of Los Angeles, State of California described on Exhibit “A” hereto (the “Lot”) commonly known as 523 Victoria Avenue, Venice, California 90291. The Building contains approximately 10,000 square feet’ of floor area shown and dimensioned on the site plan attached hereto and made a part of Exhibit “A-1” (“Site Plan”), subject to all of the covenants, conditions, restrictions, easements and right of ways of record (collectively, the “CC&Rs”).

ARTICLE II

TERM OF LEASE AND EARLY OCCUPANCY

2.1    Initial Term. The initial term of this Lease shall, subject to the provisions of Section 5.1 below, commence on January 1, 2008, subject to the provisions of Section 5.1, (the “Commencement Date”) and shall end December 31, 2017 (the “Expiration Date”) unless said term shall be earlier terminated or extended, as provided in this Lease (the “Lease Term”).

2.2    Early Occupancy by Tenant. Subject to the provisions of this Section 2.2, Tenant shall have the right to enter the demised premises and occupy the ground floor space delineated on Exhibit “B” attached hereto and made a part hereof (“Temporary Space” ) for the period November 15, 2007 through the Commencement Date (“Early Occupancy Period”) under the following terms and conditions:

2.2.1    Delivery of Temporary Space. Landlord shall deliver the Temporary Space to Tenant on or before November 15, 2007 “AS IS” in its present configuration, but without any personal property, furniture, fixtures or equipment; but otherwise, “broom clean” and free of debris. Notwithstanding the foregoing, in the event Landlord is unable to vacate the Temporary Space before November 15, 2007 and gives written notice to Tenant no later than November 12, 2007, delivery of the Temporary Space may be delayed by the number of days set forth in Landlord’s notice, but Landlord may not delay delivery by more than fifteen (15) days. In the event Landlord shall delay delivery of the Temporary Space, Tenant shall be entitled to a credit against minimum rent of $928.00 per day for each day of delay in delivery of the Temporary Space.

2.2.2    Common Areas. During the Early Occupancy Period, Landlord and Tenant shall share the common areas consisting of the second floor kitchen, restrooms, reception area and pathways for ingress and egress to the second floor kitchen area of the demised premises (the “Common Areas”) and cooperate with one another in order to permit both Landlord and Tenant to utilize the Common Areas in a manner which will not be materially disruptive to either party’ s ongoing operations during the Early Occupancy period.

2.2.3    Rent. During the Early Occupancy Period, Tenant shall pay Landlord as rent for the Temporary Space the sum of $928.00 per day, the total amount $42,688.00 of which shall be paid by Tenant to Landlord concurrently with the execution and delivery of this Lease.

2.2.4    Temporary Space Operating Expenses. The amount of rent payable by Tenant to Landlord during the Temporary Occupancy Period shall be inclusive of all operating expenses, i.e., utilities, cleaning, maintenance and repairs with respect to the Temporary Space. Notwithstanding the foregoing, Tenant shall be responsible for its telephone and computer connections, as well as any ongoing services with respect thereto.

2.2.5    Parking. During the Early Occupancy Period, Tenant shall be entitled to eight (8) of the parking spaces at the demised premises and Landlord shall be entitled to four (4) of the parking spaces at the demised premises.

2.2.6    Other Terms. Tenant agrees that (i) Tenant shall comply with all provisions of this Lease other than the obligation to pay minimum rent (except as provided in Section 2.2.3 above), Taxes (as defined at Section 4.1), Landlord’ s hazard insurance (as set forth in Section 10.1.3), and assessments (as set forth in ARTICLE XVIII), and all of the provisions of this Lease, other than those provided above, shall be binding upon Tenant; (ii) Tenant shall pay for and provide Landlord with all required evidence of insurance by the terms of this Lease for all insurance required to be maintained by Tenant pursuant to this Lease; (iii) in connection therewith, Tenant and its employees, contractors, agents and representatives shall comply with all applicable laws, regulations, permits and other approvals applicable to such beneficial occupancy of the demised premises; and (iv) notwithstanding and in addition to any other provision of this Lease Tenant shall indemnify, defend, protect and hold Landlord and the demised premises harmless from and against all liens, liabilities, losses, damages, costs, expenses, demands, actions, causes of action and claims (including, without limitation, attorneys’ fees and costs) arising out of the use, construction or occupancy of the demised premises by Tenant and/or its agents, employees, contractors and representatives (“Tenant Parties”) prior to the Commencement Date.

2.3    Option Term.

2.3.1    Option Rights. Landlord hereby grants PSYOP, Inc. (the “Original Tenant”) or a Non-Transferee (as defined at Section 6.2.6), one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”), which shall be exercisable only by written notice delivered by Tenant to Landlord as provided below. Upon the proper exercise of the option to extend, and provided that, as of the end of the initial Lease Term, Tenant is not in default under this Lease and Tenant has not previously been in default under this Lease beyond the applicable cure period provided in this Lease more than once, the Lease Term as it applies to the demised premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.3 shall be personal to the Original Tenant or a Non-Transferee, and may only be exercised by the Original Tenant or a Non-Transferee of the Original Tenant (and not any other assignee, sublessee or transferee of Tenant’s interest in this Lease) if the Original Tenant or such Non-Transferee, either separately or together, occupy the entire demised premises.

2.3.2    Option Rent. The minimum rent payable by Tenant during an Option Term (the “Option Rent”) shall be equal to ninety-five percent (95%) the FMV Rent (as defined at Section 2.3.4); provided, however, in no event shall the minimum rent for any Option Term be less than $48,108.66 per month (“Minimum Extension Rent”).

2.3.3    Exercise of Options. The extension option contained in this Section 2.3 shall be exercised by Tenant, if at all, by delivery of written notice to Landlord not more than eighteen (18) nor less than nine (9) months prior to the expiration of the initial Lease Term stating that Tenant is exercising its option to extend as provided herein and stating Tenant’s election to lease the demised premises. During the Option Term, all terms and provisions of this Lease, except for the amount of minimum rent to be paid by Tenant, shall remain in full force and effect.

2.3.4    FMV Rent. “FMV Rent” shall be the amount as of the commencement of an Option Term, tenants are leasing non sublease, non renewal, non encumbered, non equity space comparable in size, location and quality to the demised premises, for a term of five (5) years, which comparable retail space is located in comparable buildings of comparable size and quality as the Building located within the Venice area of Los Angeles County, in either case taking into consideration the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; and (b) other monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the FMV Rent, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the demised premises during such Option Term or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, (ii) any period of rental abatement, if any, granted to tenants in comparable transactions for the design, permitting and construction of tenant improvements in such comparable spaces, and (iii) any tenant improvements or allowances provided or to be provided for such comparable space.

Not less than thirty (30) days following Tenant’s notice of exercise, Landlord shall deliver notice to Tenant setting forth Landlord’s determination of the FMV Rent amount (“FMV Rent Notice”). The FMV Rent shall be as set forth in Landlord’s FMV Rent Notice unless within thirty (30) days after delivery of the FMV Rent Notice, Tenant gives Landlord written notice that Tenant does not accept the FMV Rent set forth in the FMV Rent Notice, whereupon the parties shall follow the procedure, and the FMV Rent shall be determined as set forth below.

If Tenant timely objects to Landlord’s proposed FMV Rent as set forth in the FMV Rent Notice, Landlord and Tenant shall each submit their determination of the FMV Rent (the minimum rent component of which may not be less than the Minimum Extension Rent) to arbitration, and Landlord and Tenant shall each appoint one (1) arbitrator who shall by profession be a licensed real estate broker or a certified MAI real estate appraiser who shall have been active over the first (5)–year period ending on the date of such appointment in the appraisal or leasing of office and retail space in the Venice area of Los Angeles County. The determination of the arbitrators shall be limited solely to the issue of determining whether Landlord’s or Tenant’s submitted FMV Rent is the closest to the actual FMV Rent, as determined by such arbitrators, taking into account the requirements of this Section 2.3.4. Each such arbitrator shall be appointed within thirty (30) days after Tenant’s timely objection to Landlord’s proposed FMV Rent. In the event that the FMV Rent has not been determined as of the commencement date of the Option

Term pursuant to this Section 2.3.4, Tenant shall pay ninety-five percent (95%) FMV Rent, or the Minimum Extension Rent, whichever is greater to Landlord beginning on the commencement date of the Option Term, at the rental rate of Landlord’s submitted FMV Rent, and, thereafter, in the event Tenant ‘s submitted FMV Rent is selected as the FMV Rent pursuant to this Section 2.3.4, Tenant shall receive a credit against rent next due under this Lease for any excess rent paid by Tenant prior to the actual determination of the FMV Rent.

With respect to a determination of the FMV Rent by the appointed arbitrators, the following shall apply:

(a)    The two (2) arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(b)    The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted FMV Rent and shall notify Landlord and Tenant thereof.

(c)    The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

(d)    If either Landlord or Tenant fails to appoint an arbitrator within thirty (30) days after Tenant’s exercise of Tenant’s option to extend, then the arbitrator appointed by one of them shall reach a decision which shall be binding upon Landlord and Tenant.

(e)    If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted t o arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Section 2.3.4.

(f)    The cost of arbitration shall be paid equally by Landlord and Tenant.

2.4    Surrender of Demised Premises. At the expiration or termination of the term of this Lease, Tenant shall surrender the demised premises to Landlord in good order and in the condition provided for in the next sentence, reasonable wear and tear, and damage due to fire and casualty (which is an insured loss and not the result of an act of negligence or intentional misconduct on the part of Tenant, its agents, representatives or contractors) excepted. Subject to the other terms of this Lease, Tenant shall, at its expense, restore the demised premises to the condition of such demised premises on the date hereof to the extent such restoration is required as part of Landlord’s consent to any Tenant Improvements under Section 5.2, remove all Tenant’s personal property, business and trade fixtures, machinery and equipment and furniture and moveable partitions and repair any damage caused by such removal. If Tenant shall holdover at the demised premises beyond the expiration of the term of this Lease the same shall be deemed to be a holdover as a tenant on a month to month basis at one and one-half times the Minimum Extension Rent and at the other rents and charges provided for hereunder, and either party may terminate such holdover tenancy at will by thirty (30) days written notice to the other party. Nothing contained in this

Section 2.4 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the demised premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Section 2.4 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the demised premises. Therefore, if Tenant fails to surrender the demised premises upon the termination or expiration of this Lease, except with the consent of Landlord, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any losses suffered by Landlord, including lost profits resulting from such failure to surrender.

ARTICLE III

MINIMUM RENT

3.1    Minimum Rent for Initial Term. Except as otherwise provided herein, Tenant covenants and agrees to pay to Landlord without deduction, offset, prior notice or demand, in advance on the first (1st) day of each calendar month, at the address set forth in this Lease or at such other place as Landlord shall from time to time designate in writing upon at least thirty (30) days advance written notice to Tenant, minimum rent for the demised premises of Four Hundred Sixty-Eight Thousand Two Hundred Thirty-Eight and 20/100 Dollars ($468,238.20) per annum, payable in monthly installments on the first day of each month of Thirty-Nine Thousand, Nineteen and 85/100 Dollars ($39,019.85) per month.

On the Commencement Date, Tenant shall deliver to Landlord the sum of Two Hundred Thirty Four Thousand, One Hundred Nineteen and 10/100 Dollars ($234,119.10) as minimum base rent for the first six (6) months of the term of this Lease.

3.2    Minimum Rent – Partial Payment. In the event Tenant is obligated to pay minimum rent for a period which is less than a calendar month, the minimum rent stated as payable pursuant to Section 3.1 of this ARTICLE III shall be prorated based upon the ratio which the number of days in such partial month bears to the total number of days in the month in which such partial month occurs. Any payment by Tenant or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord shall be treated as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement made thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

ARTICLE IV

TAXES

4.1    Real Property Taxes. Beginning with the Commencement Date and continuing throughout the Lease Term, as the same may be extended, Tenant shall pay Taxes to the Landlord for each tax year. The term “Taxes” means any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Landlord in the demised premises, Landlord’s right to income therefrom, and/or Landlord’s business of leasing, or any authority having the direct or indirect power to tax and where the funds are generated with reference to the demised premises and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the demised premises are located. Taxes shall also include any tax, fee, levy, assessment or charge, or any increase therein: (a) imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the demised premises; and (b) levied or assessed on the machinery or equipment provided by Landlord to Tenant pursuant this Lease. Anything herein contained to the contrary notwithstanding the term “Taxes” shall not include federal or state taxes on net income or capital gains or estate or inheritance taxes. If, at any time during the term of this Lease, the present method of taxation shall be changed so that in lieu of the whole or any part of any Taxes levied, assessed or imposed on real estate and the improvements thereon there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents for the demised premises, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof. Tenant at Tenant’s sole cost and expense shall have the right to contest Taxes upon the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and keep any abatement, refund, or reduction of Taxes directly or indirectly paid by Tenant. If the Landlord shall receive any abatement or reduction or refund of Taxes directly or indirectly paid by Tenant, then the Landlord shall pay to Tenant the same after deduction of the reasonable costs and expenses incurred by Landlord in obtaining the same.

4.2    Payment of Taxes. Tenant shall pay all Taxes during the Lease Term, as the same may be extended, in as many installments as permitted, without penalty, by the appropriate taxing authority. Upon receipt of all tax bills and assessments attributed to any calendar year during the term of this Lease, Landlord shall furnish Tenant with a written statement of the actual amount of the Taxes for such year or part thereof, together with legible copies of such tax bills and assessments, and Tenant shall pay such actual amount within thirty (30) days of such statement from Landlord, but no less than thirty (30) days prior to the date Landlord is required to pay said Taxes. A copy of a tax bill or assessment submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of Taxes levied or assessed against the property to which such bill relates. Landlord’s and Tenant’s obligations under this Section 4.2, shall survive the expiration of the term. No Taxes referred to in this Section 4.2 shall be considered taxes under Section 4.3 below.

4.3    Personal Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against or levied upon the fixtures furnishings, equipment, and other personal property of Tenant located in the demised premises. Tenant shall cause such personal property to be assessed and billed separately from the real property of Landlord.

4.4    Proposition 13 Protection. Anything herein contained to the contrary notwithstanding, during the calendar years 2008 and 2009, Tenant shall not be obligated to pay any portion of the Taxes attributable to a change in ownership of the demised premises occurring prior to December 31, 2009. The limitation on Taxes provided for in this Section 4.4 shall not be applicable with respect to any Taxes payable for any periods after January 1, 2010.

ARTICLE V

CONDITION OF DEMISED PREMISES

5.1    Delivery of Demised Premises. If by reason of Force Majeure (as defined at Section 17.11), Landlord has not delivered the portion of the demised premises not constituting the Temporary Space (the “Remaining Premises”) to Tenant on or before January 1, 2008, the Commencement Date shall be delayed until the date Landlord actually delivers the Remaining Premises to Tenant; provided, however, in the event Landlord has not delivered the Remaining Premises to Tenant on or before March 31, 2008, Tenant may, by written notice to Landlord, terminate this Lease if Landlord, within five (5) business days following receipt of such written notice, does not deliver the Remaining Premises to Tenant and neither Landlord nor Tenant shall have any further liability to the other under this Lease. On the Commencement Date, as the same may be extended as provided herein, Landlord shall deliver the Remaining Premises to Tenant broom clean and free of debris in substantially the same condition as is the Remaining Premises on the date hereof. Tenant has inspected the demised premises and has satisfied itself with respect to the condition of the demised premises including, but not limited to, electrical, plumbing, security systems, environmental aspects, compliance with the Americans with Disabilities Act and applicable zoning, municipal, county, state and federal laws and the present and future suitability of the demised premises, as presently improved, for Tenant’s Intended Use (as defined at Section 6.1) and Tenant has made such investigations as it deems necessary with reference to such matters and is satisfied with respect thereto and assumes all responsibility for the condition of the demised premises as the same relate to Tenant’s occupancy of the demised premises and the terms of this Lease. Tenant accepts the demised premises “AS IS” and acknowledges that neither the Landlord, nor any agent of the Landlord has made any oral or written representation or warranties with respect to the condition of the demised premises or the suitability of the demised premises for Tenant’s Intended Use.

5.2    Tenant Improvements. Tenant shall do any and all work that Tenant desires to initially adapt the demised premises to Tenant’s Intended Use and any other work at any time to the demised premises, other than the installation of Tenant’s furniture, trade fixtures or moveable equipment (collectively, the “Tenant Improvements”) subject to the provisions of this Section 5.2. Prior to the commencement of construction of any Tenant Improvements, Tenant shall submit to Landlord for its approval plans and specifications for any Tenant Improvements prepared by Tenant at its sole cost and expense. Landlord’s approval shall not be unreasonably withheld, delayed or conditioned; provided, however, Landlord may condition its approval on the removal of the proposed Tenant Improvements and restoration of the demised premises (or portions thereof) to the extent that, in Landlord’s reasonable judgment, the proposed Tenant Improvements, or portion thereof, will materially change the character, functionality or quality of the demised premises. If not expressly objected to by Landlord in writing within ten (10) business days following Landlord’s receipt of Tenant’s plans and specifications, such plans and specifications shall be deemed approved by Landlord. Upon final approval of Tenant’s plans and specifications for Tenant’s intended Tenant Improvements, Tenant shall perform all of such Tenant Improvement work at its sole cost and expense strictly in accordance with the approved plans and specifications approved by Landlord, in a good and workmanlike manner and in accordance with all Applicable Requirements (as defined at Section 14.6). Upon completion of the initial Tenant Improvements, Tenant shall deliver to Landlord a certificate of occupancy or other like governmental approval for Tenant’s use and occupancy of the demised premises. After the approval of the plans and specifications and the issuance of all necessary permits and approvals, Tenant shall use all reasonable efforts to complete its Tenant Improvements in order to open for business as soon as reasonably possible. Notwithstanding the foregoing, during the Early Occupancy Period, no work on Tenant Improvements shall be performed during normal business hours without the Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion.

5.3    Use of Roof, Exterior Walls. Tenant shall have the right to use the roof and exterior walls of the demised premises to install telecommunications equipment and HVAC equipment; provided, however, Tenant shall not use the roof and/or exterior walls in a manner that unreasonably interferes with Landlord’s obligations with respect to the demised premises, and in no event shall Tenant erect any signs on the roof of the demised premises nor any signs on the exterior walls of the demised premises, except in strict compliance with all Applicable Requirements, as defined in Section 14.6. Landlord also reserves the right to enter the demised premises, upon reasonable advance written notice to Tenant except in case of emergency, to shore up the foundations and walls thereof and make any necessary repairs to the roof.

ARTICLE VI

USE; ASSIGNMENT AND SUBLETTING

6.1    Intended Use. The demised premises may be used for general office and other uses reasonably incidental thereto except as may be prohibited by the CC&Rs or any applicable zoning rules or regulations, or any other municipal, county, state or federal laws, regulations or ordinances affecting the demised premises (“Applicable Laws”) (the “Intended Use”).

6.2    Assignment and Subletting.

6.2.1    Transfers. Except as otherwise permitted herein, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the demised premises or any part thereof, or permit the use of the demised premises (including use of the demised premises by anyone, other than Tenant, for filming) by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than ninety (90) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the demised premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the Transfer Premium (as defined at Section 6.3), in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, (v) and such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’ s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord.

6.2.2    Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be deemed to be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

(a)    The Transferee’s intended use of the demised premises is inconsistent with the Intended Use;

(b)    The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

(c)    The proposed Transfer would cause Landlord to be in violation of the CC&R’s or Applicable Laws; or

(d)    The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right).

In the event Landlord withholds or conditions its consent and Tenant believes that Landlord did so contrary to the terms of this Lease, Tenant may prosecute an action for declaratory relief to determine if Landlord properly withheld or conditioned its consent, but Tenant waives and discharges any claims it may have against Landlord for damages arising from Landlord’s withholding or conditioning its consent in any such action, each party shall bear its own attorneys’ fees. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including, without limitation, Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent. If Landlord consents to any Transfer pursuant to the terms of this Section 6.2.2, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the demised premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 6.2.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 6.2.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’ s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this ARTICLE VI. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 6.2.1 or otherwise has breached or acted unreasonably under this ARTICLE VI, their sole remedies shall be declaratory judgment and an injunction for the relief sought out without any monetary damages, and Tenant hereby waives all other remedies on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

6.2.3    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium (as defined below) received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the minimum rent and additional rent payable by Tenant under this Lease, on a per rentable square foot basis if less than all of the demised premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the demised premises in connection with the Transfer, (ii) any brokerage commissions or reasonable attorneys’ fees incurred in connection with the Transfer, and (iii) any costs to buy-out or takeover the previous lease of a Transferee. “Transfer Premium” shall also include, but not be limited to, location fees, filing fees or similar fees paid to Tenant (or its successor) for use of the demised premises as a filming site, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. In the calculations of the rent (as it relates to the Transfer Premium calculated under this Section 6.2.3), the rent paid during each annual period for the Subject Space shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent, all such concessions shall be amortized on a straight-line basis over the relevant term.

6.2.4    Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified (except as agreed upon by both Landlord and Tenant in writing), (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish, at Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has received, derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’ s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’ s costs of such audit, and if understated by more than ten percent (10%), Landlord shall have the right to cancel this Lease upon thirty (30) days written notice to Tenant.

6.2.5    Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of twenty-five percent (25%) or more of the partners or members, or transfer of twenty-five percent or more of partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership or limited liability company without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (a) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of twenty-five percent (25%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (b) the sale, mortgage, hypothecation or pledge of more than an aggregate of twenty-five percent (25%) of the value of the total unencumbered assets of Tenant within a twelve (12)-month period.

6.2.6    Non-Transfers. Notwithstanding anything to the contrary contained in this Lease, neither (i) an assignment to a transferee of all or substantially all of the assets of Tenant, (ii) an assignment of the demised premises to a transferee which is the resulting entity of a merger or consolidation of Tenant with another entity, (iii) a legal change in the name of Tenant, nor (iv) an assignment or subletting of all or a portion of the demised premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant) (an “Affiliate”), shall be deemed a Transfer under this ARTICLE VI, provided that: (a) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or transferee as set forth in items (i) through (iv) above; (b) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease; and (c) such Affiliate shall have a net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (the “Net Worth”) at least equal to the greater of (A) the Net Worth of Tenant immediately prior to such assignment or sublease, or (B) the Net Worth on the date of this Lease of the original named Tenant. “Control,” as used in this Section 6.2.6, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities or interests of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. “Non-Transferee,” as used in this Lease, shall mean any permitted transferee under this Section 6.2.6.

ARTICLE VII

MAINTENANCE OF BUILDING

7.1    Landlord’s Obligations. Landlord agrees to keep in good order, condition and repair the roof (excluding gutters and downspouts), foundations, structural condition of interior bearing walls and the exterior walls of the Building, but, excluding pressure cleaning and painting and excluding the maintenance of any signage attached to the exterior of the demised premises.

Except as provided in this Section 7.1, it is intended by the parties hereto that Landlord has no obligation, in any manner whatsoever, to repair or maintain the demised premises, or the equipment therein, all of which obligations are intended to be that of the Tenant. Furthermore, it is the intention of the parties hereto that the terms of this Lease govern the respective obligations of Landlord and Tenant as to the maintenance and repair of the demised premises and Landlord and Tenant expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease.

7.2    Tenant’s Obligations. Tenant shall be responsible for all non-structural repairs to the demised premises (including window and door repairs and, at least every two years, inspection and cleaning (if necessary) the gutters and downspouts replacement but excepting the roof and exterior walls) and shall also be responsible for any necessary maintenance, repairs and/or replacements to the HVAC system and to any of the other utility systems (including any plumbing or electrical systems) serving the demised premises. Tenant shall maintain the non-structural portions of the demised premises in good order and repair, reasonable wear and tear and damage due to fire and casualty excepted, unless the need for any such repairs shall result from: (i) Landlord’s failure to perform its obligations hereunder; (ii) the active negligence or intentional misconduct of Landlord, Landlord’s invitees, agents, employees, contractors or those claiming by, through or under Landlord; or (iii) damage by fire or casualty (which is an insured loss) encompassed in Landlord’s obligation of repair and restoration. Tenant shall repair promptly, at Tenant’s sole cost and expense, any damage to the demised premises caused by any construction or alterations performed by Tenant its agents, employees or contractors or by the delivery, installation or removal of Tenant’s property or by Tenant’s negligence or intentional misconduct or the negligence or intentional misconduct of Tenant’s invitees, agents, employees, or contractors. Further, Tenant shall not drill holes into the interior or exterior brick or brick mortar of the building without Landlord’s prior written approval.

7.3    Additional Tenant Improvements. Subject to the provisions above in ARTICLE V regarding Tenant Improvements to the demised premises, Tenant shall not make exterior or structural alterations or improvements to the demised premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant may make non-structural and/or non-storefront alterations or improvements to the demised premises without Landlord’ s consent provided the cost of such alterations or improvements do not exceed the sum of $50,000.00. All such work shall be made in conformity with Applicable Requirements (as defined at Section 14.6), and insurance requirements and in a good and workmanlike manner, employing materials of first quality. All alterations, improvements and additions made by Tenant shall remain upon the demised premises at the expiration or earlier termination of this Lease and shall become the property of Landlord except for Tenant’s trade fixtures, signs and other personal property which Tenant shall remove at or prior to the end of the term of this Lease. If Tenant has not removed such fixtures, signs and other personal property at or prior to the end of the term of this Lease, then Landlord, at its option, may remove the same at the cost of the Tenant. Tenant shall procure all necessary governmental permits before undertaking any work and shall comply with all applicable governmental requirements in respect of such work, and Landlord shall reasonably cooperate with Tenant in respect of obtaining such permits. All work of Tenant shall be made solely at Tenant’s expense and Tenant agrees to indemnify, defend and save harmless Landlord (a) on account of any injury to any third person or property by reason of any such alterations, additions, or improvements and (b) from the payment of any claim on account of bills for labor or materials furnished or claimed to have been furnished in connection with such alterations, additions or improvements made by Tenant.

7.4    Liens. Nothing in this Lease shall be construed as in any way constituting a consent or request by Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or the furnishing of any materials for any specified or general improvement, addition or alteration or repair of or to the demised premises or to any buildings or other improvements on the Lot or to any part thereof. Notwithstanding anything in this Lease, or in any writing signed by Landlord to the contrary, neither this Lease nor any other writing signed by Landlord shall be construed as evidencing that any erection, construction, alteration or repair to be done, or caused to be done, by Tenant is or was in fact for the immediate use and benefit of Landlord. The interest of Landlord in the demised premises shall not be subject to liens for improvements made by or for the account of Tenant.

7.5    Utilities and Other Services. Beginning on the Commencement Date, Tenant shall pay for all utilities, janitorial, cleaning, telephone and other services for the demised premises which it consumes in exercising its rights and responsibilities hereunder and on the demised premises, during the term hereof.

ARTICLE VIII

TENANT INSURANCE REQUIREMENTS

8.1    Liability Insurance. Beginning with the date hereof and thereafter continuously until the expiration of the term of this Lease, Tenant shall purchase and keep in force, or cause to be kept in force, with respect to Tenant’s obligations in the demised premises, a policy of Commercial General Liability Insurance in the broadest form of coverage commercially available in limits of not less than $2,000,000 combined single limit, under which Landlord and Landlord’s mortgagees of which Tenant is given notice shall be designated as additional insureds, and Tenant shall furnish certificates evidencing such coverage to Landlord.

8.2    Insurance Policies; Certificates of Insurance. All policies required under this ARTICLE VIII shall be issued by insurers having a rating no less than an A- in the most recent addition of Best’s Insurance Reports and be issued as primary policies. Tenant’s policy shall provide that it cannot be cancelled or materially modified without thirty (30) days’ prior written notice to Landlord, unless waived by the Landlord. Tenant shall provide Landlord upon Tenant’s execution and delivery of this Lease and on each anniversary of the Commencement Date during the term of this Lease, current certificates of insurance evidencing that Tenant’s insurance requirements hereunder are fully maintained. Such certificates shall state that Landlord shall be notified in the event Tenant is given any notice of default or notice of impending or actual termination of coverage under the applicable insurance policy.

8.3    Modification of Insurance. In the event that, as a result of changed circumstances from time to time, comparable landlords and/or tenants in the area in which the demised premises are located are typically carrying kinds or amounts of insurance that exceed the requirements of this Lease, Tenant shall, within thirty (30) days following written demand by Landlord, obtain and thereafter maintain in effect such additional insurance, which shall, to the extent reasonably applicable, conform to, and be governed by, the existing insurance provisions of this Lease.

ARTICLE IX

HAZARD INSURANCE

9.1    Insurance Requirement and Reimbursement.

9.1.1    Casualty Insurance. Beginning with the date hereof and thereafter continuously until the expiration of the term of this Lease, Landlord shall purchase and keep in force, or cause to be purchased and kept in force, insurance upon the Building and common area improvements against loss or damage by a hazard insured under a so-called fire and extended coverage policy (which may, in Landlord’s reasonable discretion, include earthquake coverage provided such coverage may be obtained at commercially reasonable rates) in an amount equal to the actual replacement cost of the Building. The phrase “actual replacement cost” shall mean the actual replacement cost (excluding cost of excavations, foundations, footings, underground pipes, conduits, flues and drains) without diminution of such cost for depreciation or obsolescence. The foregoing policy shall contain an agreed-amount clause waiving coinsurance and Landlord shall annually update the amount of insurance coverage and arrange to continue the agreed-amount clause.

9.1.2    Rental Insurance. Landlord shall obtain and keep in force a policy or policies in the name of Landlord with loss payable to Landlord and any mortgagee, insuring the loss of the full applicable minimum rent for one year with an extended period of indemnity for an additional sixty (60) days (“Rental Value Insurance”). Said insurance shall contain an agreed valuation provision in lieu of any co-insurance clause, and the amount of coverage may be adjusted annually to reflect the projected minimum rent otherwise payable by Tenant, for the next twelve (12)-month period. During any period the insurer is reimbursing Landlord for rent under the Rental Value Insurance, Tenant’ s rent shall be abated as more particularly described in Section 11.3.

9.1.3    Insurance Policies. All policies required under this ARTICLE IX shall be issued by insurers having a rating no less than an A- in the most recent addition of Best’s Insurance Reports and be issued as primary policies. Landlord’ s policy shall provide that it cannot be cancelled or materially modified without thirty (30) days prior written notice to Tenant. Upon Tenant’s execution and delivery of this Lease and on each anniversary of the Commencement Date during the Lease Term, Landlord shall provide Tenant with current certificates of insurance evidencing that Landlord’s insurance requirements hereunder are fully satisfied.

9.1.4    Reimbursement of Cost of Insurance. From and after the Commencement Date, Tenant agrees to pay, as additional rent, the actual annual costs incurred by Landlord in maintaining the foregoing all risk insurance policy on the Building and the Rental Value Insurance during the term hereof. Such payment shall be due and payable from Tenant to Landlord within twenty (20) days after billing therefor, which billing shall include a copy of the appropriate receipted insurance bill.

9.1.5    Tenant’s Casualty Insurance. Tenant shall maintain a so-called all risk policy covering its personal property at the demised premises at all times during the Lease Term.

9.2    Release of Insured Claims. Landlord and Tenant each hereby releases the other from all claims and liabilities relating to any costs or other losses to the extent that (a) the releasing party either carries or is required by this Lease to carry (regardless of whether the released party consents to any self-insurance), insurance sufficient to cover such losses and (b) the released party is not required to indemnify the releasing party with respect to such cost or loss; provided, however, that the foregoing release shall not apply to the extent that its application would impair the effectiveness of the applicable insurance policy. In recognition of Tenant’s insurance obligations hereunder and as a material part of the consideration to Landlord, Tenant hereby assumes all risk of damage or destruction to Tenant’s trade fixtures and/or personal property or injury to persons in, upon or about the demised premises from any cause, including but not limited to, theft, (except for an uninsured loss and the damage or injury is caused by the acts or omissions of Landlord, its contractors, agents or employees) and hereby waives all such claims against Landlord.

ARTICLE X

MUTUAL SELF-HELP

10.1    Landlord’s Right to Self Help. Upon reasonable advance written notice to Tenant, Landlord and its designees shall have the right to enter upon the demised premises at all reasonable hours for the purpose of inspecting or making repairs to the same. While any Self-Help Default (as defined herein) by Tenant exists, Landlord may, if it chooses, perform the defaulted obligation or otherwise reasonably remedy the situation, in which event Tenant shall reimburse Landlord upon demand for all costs and expenses reasonably incurred in connection with such performance or other remedy (plus ten percent (10%) of such costs and expenses to cover internal administrative and related costs in connection therewith). In the case of any Tenant Default which is not yet a Self-Help Default (but which would be following notice and the expiration of the cure period) and the nature of which is such that emergency or other circumstances make it unreasonable for Landlord to wait until such cure period expires to act, Landlord shall have the remedies set forth herein for a Self-Help Default as soon as reasonably necessary in connection therewith. The term “Self-Help Default” means any Tenant Default, the continuation of which materially impairs or threatens to materially impair Landlord’s interests with respect to the demised premises. Landlord agrees that any such repairs shall be made at such times and in such manner as will minimize interference with the business being conducted in the demised premises.

10.2    Tenant’s Right to Self Help.

10.2.1    Repair Notice(s). If Tenant provides notice (the “Repair Notice”) to Landlord of an event or circumstance which pursuant to the terms of this Lease requires Landlord to repair, alter, improve and/or maintain the demised premises (a “Required Action”), and Landlord fails to provide the Required Action within the time period required by this Lease, or a reasonable period of time, if no specific time period is specified in this Lease, after the receipt of the Repair Notice (the “Notice Date”), or, in any event, does not commence the Required Action within ten (10) business days after the Notice Date and complete the Required Action within thirty (30) days after the Notice Date (provided that if the nature of the Required Action is such that the same cannot reasonably be completed within a thirty (30)-day period, Landlord’s time period for completion shall not be deemed to have expired if Landlord diligently commences such cure within such period and thereafter diligently proceeds to rectify and complete the Required Action, as soon as possible), then Tenant may proceed to take the Required Action, pursuant to the terms of this Lease, and shall deliver a second notice to Landlord specifying that Tenant is taking the Required Action (the “Second Notice”).

10.2.2    Emergency. Notwithstanding the foregoing, if there exists an emergency such that there is an immediate threat to persons or property and if Tenant gives Landlord notice (the “Emergency Notice”) of Tenant’s intent to take action with respect thereto (the “Necessary Action”) and the Necessary Action is also a Required Action, and the emergency could be cured by such Necessary Action, Tenant may take the Necessary Action if Landlord does not commence the Necessary Action within one (1) business day after the Emergency Notice (the “Emergency Cure Period”) and thereafter use its best efforts and due diligence to complete the Necessary Action as soon as possible.

10.2.3    Action by Tenant. If any Required Action or Necessary Action is taken by Tenant pursuant to the terms of this Section 10.2, then Landlord shall reimburse Tenant for its reasonable and documented costs and expenses (plus ten percent (10%) of such costs and expenses to cover internal administration and related costs in connection therewith) in taking the Required Action or Necessary Action within thirty (30) days after receipt by Landlord of an invoice from Tenant which sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking the Required Action or Necessary Action on behalf of Landlord (the “Repair Invoice”). If Landlord delivers to Tenant within thirty (30) days after receipt of the Repair Invoice, a written objection to the payments of such invoice, setting forth with reasonable particularity Landlord’s reason for its claim that the Required Action or Necessary Action did not have to be taken by Landlord pursuant to the terms of the Lease or that Tenant breached the terms of this Section 10.2, or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then the dispute may be submitted to arbitration pursuant to the rules of the American Arbitration Association in Los Angeles County, California.

10.3    Exercise of Self-Help Right. The right of self-help set forth in Sections 10.1 and 10.2 hereof shall be carefully and judiciously exercised by both Landlord and Tenant, it being understood and agreed that wherever possible, the party initially responsible for taking such action should be given sufficient opportunity so to do, in order to avoid any conflict with respect to whether or not self-help should have been availed of, or with respect to the reasonableness of the expenses incurred.

ARTICLE XI

DAMAGE OR DESTRUCTION

11.1    Damage; Not Substantial. In the event that during the term hereof the demised premises shall be damaged by fire or other casualty which is a covered event under the policy of insurance required under Section 9.1.1 or by another casualty where such damage resulting therefrom is not substantial damage (“substantial damage” or “substantially damaged” means damage for which the repair or restoration thereof would require more than one hundred eighty (180) days to complete once commenced), Landlord shall forthwith proceed to repair such damage and restore the demised premises to substantially its condition at the time of such damage.

11.2    Damage During Last Two Years; Substantial Damage. Notwithstanding anything to the contrary herein, if during the last two (2) years of the term hereof the demised premises shall be substantially damaged by fire or other casualty which is a covered event under the policy of insurance required under Section 9.1.1, either party shall have the right to terminate this Lease, provided that written notice thereof is given to the other party not later than sixty (60) days after such damage, and further provided that if at such time the Tenant has the option to extend the term of this Lease, then Tenant may avoid such termination by giving written notice to Landlord within fifteen (15) days after its receipt of Landlord’s notice of termination that Tenant exercises such option. If said right of termination is exercised, this Lease and the term hereof shall cease and come to an end as of the date of such damage.

If there is substantial damage to the demised premises due to an event which is not covered under the policy required under Section 9.1.1, the Landlord may elect to terminate this Lease in lieu of restoring the Building provided that the Landlord gives such written notice of termination no later than sixty (60) days after the date of such damage or destruction. If the Landlord, having the right to so terminate this Lease, does not elect to terminate this Lease then the Landlord shall promptly restore the Building as provided herein.

In performing its obligation of restoration under this ARTICLE XI, the Landlord shall not be compelled to expend more than the total amount of the proceeds of such insurance and any deductible maintained by the Landlord on such insurance policy. If for whatever reasons the Landlord has failed to maintain the insurance policy required under Section 9.1.1 then for the purposes of this ARTICLE XI the Landlord shall be deemed to have maintained such insurance in any event.

11.3    Rent Abatement. During any period of repair or restoration work at the demised premises pursuant to this ARTICLE XI, the rent and all other charges payable hereunder shall be abated or reduced proportionately during any period in which, by reason of such damage, there is interference with the operation of business in the demised premises, taking into account the extent of such interference; and if Tenant exercises its reasonable business judgment to discontinue the operation of business in the demised premises, there shall be a full abatement of rent and other charges payable hereunder until the first to occur of (i) the date on which Tenant shall reopen for business to the public in the demised premises, or (ii) the expiration of a period of fifteen (15) days after Landlord shall have completed such repair or restoration work as Landlord is obligated to perform hereunder and the interference with the operation of business in the demised premises has ceased. In the event of the termination of this Lease, pursuant to this ARTICLE XI, this Lease, and the term hereof, shall cease and come to an end as of the date of such damage. Any rent or other charges paid in advance by Tenant shall be promptly refunded by Landlord.

11.4    Repair Work. In any event, if Landlord shall not commence, in good faith, repair and restoration work: (i) with respect to “partial damage” (meaning damage which is not substantial damage, as hereinbefore defined) forthwith, or (ii) with respect to “substantial damage” within one hundred eighty (180) days after any damage which Landlord is required to repair pursuant to the terms hereof, or if Landlord shall fail with all due diligence to continue with such repair and restoration work to completion, then Tenant shall have the right, in addition to all other rights and remedies available under this Lease or available at law or in equity, to terminate this Lease by giving thirty (30) days’ advance written notice of its election so to do to Landlord; provided, however, if Landlord has filed all required applications with governmental agencies for the reconstruction and there is any delay in the receipt of such permits, the one hundred eighty (180)-day period will be extended for such additional time as may be required for Landlord to receive the required permits and have its contractor commence construction.

ARTICLE XII

EMINENT DOMAIN

12.1    Substantial Taking. If any portion of the demised premises shall be taken by condemnation or right of eminent domain or if any portion of the parking lot or access to the demised premises is taken as shall materially adversely affect Tenant’s operations in the demised premises, Landlord shall immediately send written notice thereof to Tenant, and Tenant shall have the right to terminate this Lease by giving written notice to Landlord of its intention so to do not later than thirty (30) days after receipt by Tenant of such notice. This Lease shall terminate if all of the parking area shall be so taken. Should Tenant fail to exercise its right of termination aforesaid, Landlord shall promptly restore that which remains of the Building and other improvements to an architectural unit as nearly like its condition prior to such taking less the portion lost in such taking, to the extent of the condemnation award available for restoration as provided in Section 12.2 below.

12.2    Condemnation Award. All awards for such taking shall belong to the Landlord and the Tenant hereby waives any right thereto except as follows: Tenant shall have the right to claim in any proceeding for its loss of business, and for moving and relocation expenses and for any loss of leasehold improvements made by it and/or for its trade fixtures. Landlord and Tenant hereby waive the provisions of California Code of Civil Procedure Section 1265.130 to the extent that such provisions are inconsistent with this Lease.

12.3    Continuation of Lease. In the event of the taking of any portion of the demised premises where this Lease does not terminate, Landlord shall proceed promptly: (i) to restore that which may remain of the Building or other improvements affected by the taking; and (ii) to restore the remaining property to a sightly condition. After such restoration, Tenant may, at its election, perform such additional work to the demised premises as it deems necessary in order to reopen for business.

12.4    Rent Abatement Following Taking. In the event of a termination of this Lease following such taking, all rent and other charges shall be pro-rated up to the date of such termination, and Landlord shall promptly repay to Tenant any rent or other charges paid in advance. In the event of a taking which does not result in the termination of this Lease, the rent and all other charges payable hereunder shall be abated or reduced proportionately during any period in which, by reason of the performance of restoration work, there is interference with the operation of business in the demised premises, taking into account the extent of such interference; and if Tenant exercises its reasonable business judgment to discontinue the operation of business in the demised premises or is otherwise closed, there shall be a full abatement of rent and all other charges payable hereunder until the first to occur of (i) the date on which Tenant shall reopen for business to the public in the demised premises, or (ii) the expiration of a period of fifteen (15) days after Landlord shall have completed such restoration work as Landlord is obligated to perform hereunder and the interference with the operation of the business of Tenant in the demised premises has ceased. Except for the foregoing rent abatement and except as otherwise expressly provided herein, Landlord shall have no liability to Tenant for any costs, damages or other losses incurred by Tenant in connection with any taking of the demised premises. Further, rent and all other charges payable hereunder shall be abated or reduced on a permanent basis in direct proportion to the amount of the demised premises so taken.

ARTICLE XIII

OBLIGATIONS TO MORTGAGEES AND ESTOPPELS

13.1    Subordination of Lease. This Lease is subject and subordinate to all present and future ground or underlying leases of the demised premises and to the lien of any mortgages or trust deeds now and hereafter in force against the demised premises and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security thereof, provided that, and as a condition thereto, Landlord shall deliver to Tenant from the holder thereof a Subordination Non-Disturbance and Attornment Agreement in a commercial reasonable form.

13.2    Estoppel Certificate. Each party agrees that, from time to time upon not less than fifteen (15) days’ prior request by the other party, it will deliver to the requesting party a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that the Lease as modified is in full force and effect); (ii) the dates to which rent and other charges have been paid; (iii) that to the best of the receiving party’s actual knowledge, the requesting party is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; and (iv) such further matters as may be reasonably requested by the requesting party, it being intended that any such statement may be relied upon by any prospective lender, assignee or sublessee of Tenant, any mortgagees or prospective mortgagees, or any prospective assignee of any mortgagee thereof, or any prospective and/or subsequent purchaser or transferee of all or a part of Landlord’s interest in the demised premises or any portion thereof. Each party shall execute and deliver whatever reasonable instruments may be required for such purposes.

ARTICLE XIV

ENVIRONMENTAL MATTERS

14.1    Environmental Compliance. Tenant shall not engage in any activity in or on the demised premises which constitutes a Reportable Use (as defined at Section 14.6) of Hazardous Substances (also as defined in Section 14.6) without the express written consent of Landlord (which consent may be withheld in Landlord’s sole and absolute discretion) and shall timely comply (at Tenant’s expense) with all Applicable Requirements (also defined at Section 14.6). Furthermore, Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the demised premises (including through the plumbing or sanitary sewer system) and shall promptly, at Tenant’s expense, comply with all Applicable Requirements and take all investigatory and/or remedial action reasonably recommended, whether or not formerly ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the demised premises or neighboring properties, that was caused or materially contributed to by Tenant, or pertaining to or involving any Hazardous Substance brought on to the demised premises during the term of this Lease, or any extension thereof, by or for Tenant or any third party except for Landlord, its agents, employees and contractors.

14.2    Compliance With Applicable Requirements. Except as otherwise provided in this Lease, Tenant shall, at Tenant’s sole cost and expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, the requirements of any applicable fire insurance underwriter or rating bureau, and the reasonable recommendations of Landlord’s engineers and/or consultants which relate in any manner to such Applicable Requirements, without regard to whether such Applicable Requirements are now in effect or become effective after the Commencement Date. Tenant shall, within ten (10) days after receipt of Landlord’s written request, provide Landlord with all copies of permits and other documents, and other information evidencing Tenant’s compliance with any Applicable Requirements specified by Landlord, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Tenant or the demised premises to comply with any Applicable Requirements.

14.3    Right of Entry. Landlord and Landlord’s mortgagee and consultants shall have the right to enter onto the demised premises at any time, in the case of an emergency, and otherwise at reasonable times after reasonable written notice, for the purpose of inspecting the condition of the demised premises and for verifying compliance with this ARTICLE XIV. Any such entry by Landlord shall be done so as not to interfere with Tenant’s conduct of its business and if possible shall be done outside of Tenant’s operating hours.

14.4    Indemnity. Tenant shall indemnify, defend and hold Landlord, it’s agents, employees and lenders harmless from and against any and all losses of rents and/or damages, liabilities, judgments, claims, expenses, penalties and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance brought onto the demised premises by or for Tenant, or any third party except for Landlord, its agents, employees and contractors. Tenant’s obligation shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. NO TERMINATION, CANCELLATION OR RELEASE AGREEMENT ENTERED INTO BY LANDLORD AND TENANT SHALL RELEASE TENANT FROM ITS OBLIGATIONS UNDER THIS LEASE WITH RESPECT TO HAZARDOUS SUBSTANCES, UNLESS SPECIFICALLY SO AGREED BY LANDLORD IN WRITING AT THE TIME OF SUCH TERMINATION, CANCELLATION OR RELEASE AGREEMENT.

14.5    Right to Materials Related to Intended Use. Notwithstanding the foregoing, Tenant may use any ordinary and customary materials reasonably required to be used in the normal course of its Intended Use, ordinary office supplies (copier, toner, liquid paper, glue, etc.) and common household cleaning materials, so long as such use is in compliance with Applicable Requirements, is not a Reportable Use, and does not expose the demised premises or neighboring property to any meaningful risk of contamination or damage or expose Landlord to any liability therefor.

14.6    Definitions. The term “Hazardous Substance” as used in this Lease shall mean any product, substance or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the demised premises is either: (i) potentially injurious to public health, safety or welfare, the environment or the demised premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. The term “Reportable Use” shall mean (a) the installation or use of any above or below ground storage tank, (b) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (c) the presence at the demised premises of a Hazardous Substance with respect to which any Applicable Requirements require that a notice be given to persons entering or occupying the demised premises or neighboring properties. The term “Applicable Requirements” as used in this Lease shall mean any and all building codes, Applicable Laws, covenants or restrictions of record, regulations, and ordinances that effect the demised property and/or Tenant’s Intended Use.

ARTICLE XV

REPRESENTATIONS AND WARRANTIES

15.1    Landlord Representations and Warranties. To induce Tenant to execute this Lease, and in consideration thereof, Landlord warrants and represents and covenants and agrees as follows:

15.1.1    Organization. Landlord is a limited liability company duly organized under the laws of the State of California. This Lease does not violate the provisions of any instrument heretofore executed by Landlord and the execution of this Lease has been duly and validly authorized on behalf of Landlord.

15.1.2    Brokers. No broker, finder or similar person has acted for Landlord in connection with this Lease other than Cushman & Wakefield of California, Inc. Landlord hereby agrees to indemnify and hold Tenant harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses arising from a breach of the foregoing representation and warranty.

15.2    Tenant Representations and Warranties. To induce Landlord to execute this Lease and in consideration thereof, Tenant warrants and represents and covenants and agrees as follows:

15.2.1    Organization. Tenant is a corporation duly organized under the laws of the State of New York and qualified to do business in the State of California. This Lease does not violate the provisions of any instrument heretofore executed by Tenant; and the execution of this Lease has been duly and validly authorized on behalf of Tenant.

15.2.2    Brokers. Tenant has not dealt with any broker in connection with the negotiation of this Lease other than Lee & Associates, which will be compensated by Cushman & Wakefield of California, Inc. or Landlord, as appropriate, pursuant to a separate agreement. Tenant agrees to indemnify and hold Landlord harmless of and from the claim of any person or entity claiming a brokerage commission or other payment by reason of the execution of this Lease in breach of the foregoing representation.

ARTICLE XVI

DEFAULT AND REMEDIES

16.1    Tenant Default. The occurrence of any of the following shall constitute a “Tenant Default” hereunder:

(a)    Tenant fails to pay any minimum rent due hereunder within five (5) business days following written notice from Landlord that such minimum rent payment was not timely made;

(b)    Tenant fails to pay any other amount owing to Landlord hereunder within five (5) business days following written notice from Landlord that the applicable payment was not timely made;

(c)    Tenant fails to perform any other obligation or observe any other provision hereunder within thirty (30) days following written notice, or any material breach of a representation or warranty of Tenant herein remains uncured on the thirtieth (30th) day following written notice; provided that, if such default is curable but cure cannot reasonably be effected within such thirty (30)-day period, such default shall not be a Tenant Default so long as Tenant promptly commences cure (in any event, within such thirty (30)-day period) and thereafter diligently prosecutes such cure to completion;

(d)    (i) Tenant or any guarantor of Tenant’s obligations hereunder generally fails to pay its debts as they become due, admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors; (ii) Tenant or any such guarantor commences any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or similar official for it or for all or any substantial part of its property; (iii) Tenant or any such guarantor takes any corporate action to authorize any of the actions set forth in clauses (i) and (ii); or (iv) any case, proceeding or other action against Tenant or any such guarantor is commenced which seeks to have an order for relief entered against it as debtor, or which seeks reorganization, arrangement, adjustment, liquidation, dissolution or composition, bankruptcy, insolvency, reorganization or relief of debtors, or which seeks appointment of a receiver, trustee, custodian or similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (A) results in the entry of an order for relief against it which is not fully stayed within fourteen (14) business days after the entry thereof or (B) remains undismissed for a period of ninety (90) days;

(e)    If any policy of insurance upon the demised premises or any part thereof from time to time effected by Landlord shall be canceled or about to be canceled by the insurer by reason of the use or occupation of the demised premises by Tenant or any permitted assignee, subtenant, agent, employee, contractor, invitee or licensee of Tenant, or anyone permitted by Tenant or such other parties to be upon the demised premises or in, on or about the demised premises, and Tenant after receipt of notice in writing from Landlord shall have failed to take such immediate steps as shall enable Landlord to reinstate or avoid cancellations (as the case may be) of such policy of insurance;

(f)    The demised premises shall, without the prior written consent of Landlord, be used (i) by any persons other than Tenant or its permitted assigns or subtenants, (ii) for any purpose other than the Intended Use or (iii) by any persons whose occupancy is prohibited by this Lease;

(g)    The demised premises shall be (i) vacated or abandoned for fifteen (15) consecutive days or more while capable of being occupied and (ii) such vacation or abandonment is in direct violation of the CC&Rs (Landlord agrees that any closure of the demised premises after Tenant initially opens for business for one (1) day shall not be considered a Tenant Default unless the aforementioned conditions are satisfied, there being no continuous operating covenant contained in this Lease); or

(h)    Tenant makes, or has made, or furnishes, or has furnished, any written warranty, representation or statement to Landlord in connection with this Lease, or any other agreement to which Tenant and Landlord are parties, that is or was false or misleading in any material respect when made or furnished.

16.2    Landlord’s Remedies. Upon the occurrence of any Tenant Default, Landlord shall have the right to pursue one or more of the following remedies:

16.2.1    Landlord may terminate this Lease by written notice to Tenant and, following termination, may enter and take possession of the demised premises and remove Tenant and any other person occupying the demised premises by arrangement with Tenant and may recover from Tenant the following:

(a)    The worth at the time of the award of any unpaid rent that has been earned at the time of termination;

(b)    The worth at the time of the award of the amount by which the unpaid rent which would have been earned following termination and until the time of the award exceeds the amount of such rental loss that Tenant proves could reasonably have been avoided;

(c)    The worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of the award exceeds the amount of such rental loss that Tenant proves could reasonably have been avoided;

(d)    Any other amounts necessary to compensate Landlord for all detriment proximately caused by Tenant’s defaults under this Lease or which in the ordinary course of things would be likely to result therefrom, including brokerage commissions, advertising expenses, remodeling expenses, and concessions to a new tenant; and

(e)    At Landlord’s election, any other amounts in addition to or in lieu of the foregoing that may be permitted by law from time to time.

As used in this Section 16.2, “rent” means all amounts of every nature required to be paid by Tenant hereunder, whether to Landlord or to third parties. Any such amounts which must be based on increased costs or other historical information shall be calculated based on estimates and projections reasonably made by Landlord. As used in subparagraphs (a) and (b) of this

Section 16.2, the “worth at the time of the award” shall be calculated based on an interest rate equal to the lesser of the maximum rate then allowed by law or a rate which is five percent (5%) per annum plus the discount rate set by the Federal Reserve Bank of San Francisco on advances to member banks under Sections 13 and 13(a) of the Federal Reserve Act as now in effect or hereafter from time to time amended. As used in subparagraph (c) of this Section 16.2, the “worth at the time of the award” shall be calculated based on a discount rate equal to one percent (1%) plus the discount rate set by the Federal Reserve Bank of San Francisco at the time of the award.

16.2.2    Landlord may continue this Lease in effect and pursue any other rights and remedies it may have hereunder or otherwise, including the right to recover all rent from Tenant as it becomes due, all as permitted by California Civil Code § 1951.4 (as modified or recodified from time to time) and/or as otherwise permitted by law from time to time.

16.2.3    Whether or not Landlord terminates this Lease, Landlord shall have the right, as Landlord chooses in its absolute discretion, (i) to terminate any or all subleases, licenses, concessions and other agreements entered into by Tenant in connection with its occupancy of the demised premises and/or (ii) to maintain any or all such agreements in effect and succeed to Tenant’s interests in connection therewith (in which event Tenant shall cease to have any interest in any such agreement).

16.3    Landlord Default. The occurrence of any of the following shall constitute a “Landlord Default” hereunder:

(a)    Landlord fails to pay any amount owing to Tenant hereunder within twenty (20) days following written notice from Tenant that the applicable payment was not timely made; or

(b)    Landlord fails to perform any other obligation or observe any other provision hereunder within thirty (30) days following written notice, or any material breach of a representation or warranty of Landlord herein remains uncured on the thirtieth (30th) day following written notice; provided that, if such default is curable but cure cannot reasonably be effected within such thirty (30)-day period, such default shall not be a Landlord Default so long as Landlord promptly commences cure (in any event, within such thirty (30)-day period) and thereafter diligently prosecutes such cure to completion.

16.4    Tenant’s Remedies. Upon the occurrence of any Landlord Default, Tenant shall, except as otherwise expressly provided herein, have all rights and remedies provided hereunder and by law or equity from time to time.

16.5    Interest. All amounts owing by Landlord or Tenant to the other hereunder from time to time shall bear interest from the date due until paid at a rate equal to the lesser of the maximum rate permitted by applicable law or, at a rate which is five percent (5%) per annum plus the discount rate set by the Federal Reserve Bank of San Francisco at the due date; provided however, that, in the event of a termination of this Lease by either party pursuant to this ARTICLE XVI, any conflicting provisions of this ARTICLE XVI with respect to the applicable interest rate on unpaid obligations shall prevail over the provisions of this Section 16.5.

16.6    Cumulative Rights; No Waiver. All rights and remedies of Landlord and Tenant hereunder shall be cumulative and in addition to all rights and remedies provided by law or in any other document from time to time, and each such right or remedy may be exercised independently or concurrently. No waiver of any default shall be implied from any omission by Landlord or Tenant to take action on account of such default, and no waiver of any default shall be construed as a waiver of any subsequent breach of the same provision. No payment or other performance (or acceptance of the same) by either party to this Lease shall (a) be construed as an acknowledgment that the applicable payment or obligation was in fact owed or has been fully performed or (b) be construed as a waiver of any right the performing or accepting party may have (i) to claim any refund or additional performance from the other party or (ii) with respect to any default by the other party or dispute with the other party that existed at the time of the applicable performance or acceptance. Without limiting the generality of the foregoing, no restrictive endorsement on any check delivered by either party to the other shall be effective for any purpose, it being agreed that any waiver or settlement which the delivering party would otherwise hope to accomplish thereby may only be accomplished by a separate written agreement executed by the other party. Except as otherwise expressly provided herein, the mere fact that any default does not, for some period of time or ever, become a Default shall not be construed to imply that the defaulting party is not liable to the other party for any damages resulting therefrom. Landlord shall have the same remedies for the nonpayment by Tenant of any amount other than minimum rent as Landlord would have for nonpayment of minimum rent. No agreement by Landlord to accept a surrender of the demised premises shall be effective unless in writing, and no other act by Landlord (including acceptance of keys) shall constitute an effective surrender of the demised premises by Tenant. The term “Default” means (a) with respect to Tenant, a Tenant Default and (b) with respect to Landlord a Landlord Default.

16.7    Effect of Notices. All notices required hereunder in connection with Defaults and remedies shall, where sufficient, be in lieu of, and not in addition to, any notices required by law.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

17.1    Mechanic’s Liens. Tenant shall pay promptly all contractors and materialmen hired by it so as to minimize the possibility of mechanic’s or materialmen’s lien attaching to the demised premises, the Building, or the Lot. Tenant agrees promptly to discharge (either by payment or by filing of the necessary bond, or otherwise) any mechanic’s, materialmen’s, or other lien against the demised premises and/or Landlord’s interest therein, which liens may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies, or equipment alleged to have been furnished to or for Tenant in, upon or about the demised premises.

17.2    Invalidity of Particular Provisions. If any term or provision of this Lease, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

17.3    Provisions Binding, Etc. Except as herein otherwise expressly provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant. All negotiations, considerations, representations and understandings between the Landlord and Tenant relative to this leasing are being incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant.

17.4    Governing Law. This Lease shall be governed exclusively by the provisions hereof, and by the laws of the State of California as the same may from time to time exist.

17.5    Recording. Tenant and Landlord agree not to record the within Lease nor any Memorandum of Lease.

17.6    Notices. Whenever by the terms of this Lease notice, demand, or other communication shall or may be given, either to Landlord or to Tenant, the same shall be in writing, and, shall be sent by registered or certified mail, postage prepaid, or shall be personally delivered or delivered by overnight carrier:

To Landlord:	Santa Clara, LLC Attention: Nely Galan 2508 Strongs Drive Venice, CA 90291 Facsimile: ( ) - E-Mail: ngalan@galanent.com

With a copy to:	Brian D. Ulf Cushman & Wakefield of California 601 South Figueroa Street, 47th Floor Los Angeles, CA 90017-5752 Facsimile: (213) 627-0020 E-Mail: brian.ulf@cushwake.com

Clark & Trevithick Attention: Kevin P. Fiore, Esq. 800 Wilshire Boulevard, Suite 1200 Los Angeles, California 90017 Facsimile: (213) 624-9441 E-Mail: kfiore@clarktrev.com

To Tenant:	PSYOP, Inc. Attention: Sandy Selinger 124 Rivington Street New York, NY 10002 Facsimile: (212) 533-9112 E-Mail: Sandy@psyop.tv

With a copy to:	Neysa Hoesburgh 523 Victoria Avenue Venice Beach, CA 90291

Except as otherwise specifically provided herein, all such notices shall be effective three (3) business days after deposit in the United States mail or when received if personally delivered or the next business day if delivered to a private overnight carrier within the Continental United States, provided that the same are received in the ordinary course at the address to which the same were sent. Notice from an attorney acting or purporting to act on behalf of a party shall be deemed to be notice from such party provided that such attorney is authorized to act on behalf of such party.

17.7    Paragraph Headings. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Lease.

17.8    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, enemy or hostile governmental action, riot, civil commotion, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, excluding the financial inability of such party to perform (any such causes or events to be referred to herein as a “Force Majeure”), shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage; provided, however, the foregoing shall not be applicable to (i) Tenant’s obligation to pay rent, additional rent and any other sums or charges pursuant to this Lease, and (ii) Landlord’s obligation to pay any sums or charges pursuant to this Lease (to Tenant or otherwise).

17.9    Late Payments. Tenant hereby acknowledges that the late payment by Tenant to Landlord of rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs may include, but are not limited to, administrative, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground lease, mortgage or trust deed covering the demised premises. Accordingly, if any installment of minimum rent or any other sum due from Tenant shall not be actually received by Landlord or Landlord’s designee within ten (10) business days after the date due, then Tenant shall pay to Landlord, in addition to the interest provided above, as liquidated damages, a late charge in the amount of five percent (5%) of such installment of rent or other sum. The parties agree that such late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

17.10    Limitation On Landlord’s Liability. Neither Landlord nor any member in Landlord shall be personally liable for any default or breach in the payment or performance of any obligation under, or for any action taken by Landlord with respect to this Lease or any other document executed in connection herewith, and the sole recourse of Tenant with respect to any such default, breach or action shall be against Landlord’s interests in the demised premises and no attachment, execution, writ or other process shall be initiated, by or on behalf of Tenant against Landlord or any member in Landlord personally or Landlord’s or any such partner’s assets (other than such interest as they may have in the demised premises) as a result of any such breach, default or action.

17.11    Further Assurances. Each party hereto shall execute, acknowledge and deliver to each other party all documents, and shall take all actions, reasonably required by such other party from time to time to confirm or effect the matters set forth herein, or otherwise to carry out the purposes of this Lease.

17.12    Attorneys’ Fees. In the event that any litigation or arbitration shall be commenced concerning this Lease by any party hereto, the party prevailing in such litigation or arbitration shall be entitled to recover, in addition to such other relief as may be granted, its reasonable costs and expenses, including without limitation reasonable attorneys’ fees and court costs, whether or not taxable, as awarded by a court of competent jurisdiction, or the arbitration panel, as the case may be. As a separate and distinct right, independent of the foregoing provisions, attorneys’ fees incurred in enforcing any judgment shall be recoverable by the party seeking enforcement of any such judgment. The obligation to pay the enforcing party’s post-judgment attorneys’ fees incurred in enforcing any judgment shall survive any termination of this Lease and the judgment itself and this provision shall not be deemed merged into any judgment.

17.13    Obligations Independent. The obligations of each party hereunder are independent and do not constitute conditions to the effectiveness of the other party’s obligations. The nonperformance by either party of any of its obligations shall not excuse any nonperformance by the other party except to the extent that it makes such other party’s performance impossible or impracticable.

17.14    Entire Agreement. This Lease, together with any other documents executed concurrently herewith, contains the entire agreement between Landlord and Tenant with respect to the matters set forth herein and supersedes all prior negotiations, letters of intent and other agreements. Tenant acknowledges that it is not relying upon any representation or warranty with respect to the demised premises except as expressly set forth herein.

17.15    Joint and Several Obligations. If this Lease is executed by more than one (1) tenant, Tenant’s obligations hereunder shall be joint and several obligations of such tenants.

17.16    No Third Parties Benefited. This Lease is made for the purpose of setting forth certain rights and obligations of Landlord and Tenant, and no other person shall have any rights hereunder or by reason hereof.

17.17    Severability. No provision of this Lease that is held to be inoperative, unenforceable or invalid shall affect the remaining provisions, and to this end all such provisions are hereby declared to be severable.

17.18    Waiver of Suretyship Defenses. In the event under any circumstances as for any purpose the Tenant shall be deemed to be a guarantor of any obligations under this Lease, Tenant hereby waives (a) any and all rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to the Tenant by reason of Sections 2787 to 2855, inclusive, of the California Civil Code and (b) all rights and defenses arising out of an election of remedies by the Landlord, even though that election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Tenant’s rights of subrogation and reimbursement against the principal by operation of Section 580d of the California Code of Civil Procedure or otherwise.

17.19    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS LEASE, OR IN ANYWAY CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT HEREBY AGREE THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND AGREE THAT NO SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND OR PROCEEDING SHALL BE SOUGHT TO BE CONSOLIDATED WITH ANY OTHER ACTION, CLAIM, DEMAND OR PROCEEDINGS WITH RESPECT TO WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

17.20    Parking. Effective on the Commencement Date, Tenant shall be permitted the exclusive use of the parking spaces set forth on Exhibit “A-1”.

ARTICLE XVIII

SECURITY DEPOSIT

18.1    Security Deposit; Letter of Credit.

18.1.1    Delivery of Letter of Credit. Upon execution of this Lease, Tenant shall deliver to Landlord an irrevocable, unconditional and transferable letter of credit (the “Letter of Credit”), issued by Citibank, or an institution acceptable to Landlord, having an effective date of November 15, 2007, and in substantially a form and content reasonably satisfactory to Landlord as the security deposit for the faithful performance and observation by Tenant of all of the terms, provisions and conditions of this Lease.

18.1.2    Term of Letter of Credit. The Letter of Credit shall remain in effect until the Expiration Date of this Lease, as the same may be extended pursuant to Section 2.3. If the expiration date of the Letter of Credit is earlier than the Expiration Date or the last day of the Option Term, whichever is later, Tenant shall renew or replace the Letter of Credit at least thirty (30) days prior to its expiration date. If Tenant fails to so renew or replace the Letter of Credit within such time period, Landlord may, upon five (5) business days prior written notice to Tenant, draw on the Letter of Credit and shall hold the amount drawn as the security deposit for the faithful performance and observation by Tenant of all of the terms, provisions and conditions of this Lease. So long as Landlord shall receive the proceeds of such draw and there is existing no Tenant Default hereunder, Tenant shall not be deemed in default (i.e., no Tenant Default shall be deemed to have occurred) under this Lease.

18.1.3    Amount of Letter of Credit. The Letter of Credit shall initially be in the face amount of $1,000,000.00. Provided no Tenant Default shall be outstanding, or with the passage of time would occur, on any date for the reduction of the face amount of such Letter of Credit, the face amount of the Letter of Credit shall be reduced by $100,000.00 on each December 31, commencing December 31, 2008 and continuing to December 31 , 2013, at which time the face amount shall be and remain at $500,000.00 until the later of the Expiration Date or the last day of the Option Term if Tenant elects to extend the term of this Lease pursuant to Section 2.3.

18.1.4    Draw on Letter of Credit; Application of Proceeds. Although Landlord hereby agrees that it may only draw upon the Letter of Credit if Tenant is in default under this Lease beyond any applicable cure period, or if Tenant fails to renew or replace the Letter of Credit as provided under Section 18.1.2, the Letter of Credit shall, on its face provide that Landlord may draw upon the Letter of Credit by presenting appropriate identification to the issuing bank, a statement that a Tenant Default has occurred and requesting a draw. In the event Landlord draws on the Letter of Credit, Landlord shall hold the funds as a security deposit and may only use, apply or retain all or any portion of that security deposit for the payment of any amounts due Landlord by reason of any Tenant Default under this Lease. Landlord, however, shall not be obligated to apply any such amounts to the Tenant Default and Landlord’s draw on the Letter of Credit shall not be deemed to cure any Tenant Default under this Lease. Further, in the event Landlord shall apply any amounts from the cash security deposit towards a Tenant Default, Tenant shall deposit in the cash security deposit, within ten (10) business days following written notice from Landlord to Tenant, the amount necessary to restore the cash security deposit to the amount which, together with any undrawn amount under any Letter of Credit then outstanding in favor of the Landlord, shall equal the minimum amounts required to be maintained under Section 18.1.3 for the Letter of Credit. In the event Tenant cures any Tenant Default prior to Landlord’s application of any portion of such cash security deposit to the same Tenant Default, Tenant may provide a replacement Letter of Credit in the full amount required under Section 18.1.3, and Landlord shall deliver the funds to Tenant within ten (10) business days after receipt of the replacement of the Letter of Credit. If, however, Tenant fails to cure any Tenant Default under this Lease prior to the application by Landlord of any funds received under a draw on the Letter of Credit, Tenant shall have no right to provide a replacement Letter of Credit.

18.1.5    No Trust, Interest or Deemed Cure. No part of any security deposit, including any cash security deposit shall be considered to be held in trust, to bear interest or to be prepayment for or cure of monies owed by Tenant to Landlord.

18.1.6    Return of Security Deposit. If Tenant shall fully and faithfully perform, every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest thereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the security deposit.

18.1.7    Waiver of Limitation of Use of Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those amounts reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the demised premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

ARTICLE XIX

SIGNAGE

Tenant shall submit its standard sign package to Landlord, for Landlord’s approval, which approval (subject to the CC&Rs and Applicable Laws) shall not be unreasonably withheld conditioned or delayed. Landlord will fully cooperate with Tenant in filing any required signage application, permit and/or variance for said signage or with respect to the demised premises generally. Tenant agrees that its signage must comply with the ARB, CC&Rs and all Applicable Laws.

ARTICLE XX

NO LIEN

Notwithstanding anything to the contrary herein, Landlord shall have no lien on any of Tenant’s leasehold improvements, fixtures or equipment, signage or other merchandise or other personal property and agrees to execute and deliver to Tenant’s lender, from time to time, such instruments of waiver of such lien as such lender shall reasonably require.

ARTICLE XXI

INDEMNIFICATION

Tenant shall hold harmless, indemnify and defend Landlord from and against all claims, suits, actions, damages, judgments, liabilities, fines, penalties and expense for loss of life, personal injury or damage to property (a) arising from Tenant’s occupancy of the demised premises during the term, including, without limitation, any activity of Tenant which violates any Applicable Requirement except to the extent caused by Landlord or its agents, contractors, customers, employees, servants, other lessees or concessionaires, or (b) occasioned wholly or in part (and if in part such indemnification shall be proportional) by any act, omission, or breach of this Lease by Tenant or by its agents, contractors, customers, employees, servants or invitees.

WITNESS THE EXECUTION HEREOF, under seal, in any number of counterpart copies, each of which counterpart copies shall be deemed an original for all purposes, as of the day and year first above written.

“Landlord”		“Tenant”

SANTA CLARA, LLC, a California limited liability company		PSYOP, INC., a New York corporation

By:	/s/ Nely Galan	By:	/s/ Sandy Selinger
	Nely Galan, Manager	Name:	Sandy Selinger
		Its:	CFO/COO

EXHIBIT “A”

LEGAL DESCRIPTION OF THE DEMISED PREMISES

LOTS 47, 48, 49 and 50 of TRACT NO. 6002, in the City of Los Angeles, County of Los Angeles, State of California, as per map recorded in Book 63, Pages 79 and 80 of Maps, in the Office of the County Recorder of said County.

(commonly known as 523 Victoria Avenue, Venice, CA 90291-4832)

EXHIBIT “A”

EXHIBIT “A-1”

SITE PLAN

[See attached.]

EXHIBIT “A-1”

SECOND FLOOR CONSTRUCTION PLAN

GALAN ENTERTAINMENT

A-5